                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Media Relations Contact:      Investor Relations Contact:     PR Agency Contact:
Kevin J. Liebl                Frank Yoshino                   Kari Garcia
Vice President, Marketing     Treasurer                       Comm Strategies
714-693-2740                  714-693-2775                    949-753-9292
e-mail: kliebl@mti.com        e-mail: fyoshino@mti.com        e-mail:
                                                                kgarcia@commstrategies.com


                      MTI ANNOUNCES PRELIMINARY APPROVAL OF
                       SETTLEMENT IN SHAREHOLDER LAWSUIT


ANAHEIM, Calif., May 20, 1999 -- MTI Technology Corp. (Nasdaq:MTIC) today announced that on May 17, 1999 the United States District Court for the Central District of California entered an order preliminarily approving the settlement and release of all claims against MTI and certain officers in the consolidated amended class action complaint entitled "In re: MTI Technology Corp. Securities Litigation", filed February 2, 1999. This action is a consolidation of two prior complaints against the Company, "Wei Xin, et al v. MTI Technology Corp, et al.", filed August 26, 1998, and "Kenneth Bernard Flynn, et al. v. MTI Technology Corp, et al.", filed October 30, 1998. The agreement between the Company and plaintiffs provides for a total settlement amount of $900,000. The Company's unreimbursed portion of the aggregate settlement is approximately $100,000. The settlement is subject to final approval by the Court.

MTI's mission is to be the premier provider of high-performance, cross-platform data storage management solutions for the enterprise. MTI integrates distributed data management software, a hierarchy of modular storage systems and on-site services to meet the mass storage needs of its customers. Headquartered in Anaheim, Calif., the company offers services and support from more than 40 offices in the U.S. and Europe. Authorized distributors provide additional sales and service capabilities in Latin America and Asia/Pacific regions. MTI may be reached by phone: 800-999-9MTI or 714-970-0300, fax: 714-693-2256 or e-mail:
info@mti.com. Information can also be accessed via MTI Online, the company's World Wide Web server on the Internet at: http://www.mti.com.


                                      ####


This press release may include forward-looking statements, including statements regarding the company's product development plans, which are subject to change. The actual results may differ materially from those described in any forward-looking statement. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.





MTI is a registered trademark of MTI Technology Corp. All other company, brand or product names are registered trademarks or trademarks of their respective holders.